Exhibit 5.1

300 North LaSalle Chicago, Illinois 60654
(312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

July 31, 2014

CDW LLC

CDW Finance Corporation

and the Guarantors set forth below

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to CDW LLC, an Illinois limited liability company (“CDW”), CDW Finance Corporation, a Delaware corporation (“CDW Finance” and, together with CDW, the “Issuers”), CDW Direct, LLC, an Illinois limited liability company (“CDW Direct”), CDW Government LLC, an Illinois limited liability company (“CDW Government”), CDW Logistics, Inc., an Illinois corporation (“CDW Logistics”), CDW Corporation, a Delaware corporation (the “Company” and, collectively with CDW Direct, CDW Government and CDW Logistics, the “Covered Parties”), and CDW Technologies, Inc., a Wisconsin corporation (“CDW Technologies” and, together with the Covered Parties, the “Guarantors” and each a “Guarantor” and, collectively with the Covered Parties and the Issuers, the “Registrants”). In this opinion letter, CDW Technologies is also referred to as the “Wisconsin Registrant.” This opinion letter is being delivered in connection with the registration by the Issuers of $600,000,000 in aggregate principal amount of the Issuers’ Senior Notes due 2022 (the “Notes”) pursuant to a Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2014 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The obligations of the Issuers under the Notes will be guaranteed by the Guarantors (the “Guarantees”). The Notes and the Guarantees will be issued under an indenture (the “Indenture”) among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), a form of which has been filed as an exhibit to the Registration Statement (the “Indenture”).

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records

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    Washington, D.C.

CDW LLC

CDW Finance Corporation

July 31, 2014

and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Registrants; (ii) resolutions of the Registrants with respect to the issuance of the Notes and the Guarantees; (iii) the form of the Indenture; (iv) the form of the underwriting agreement with respect to the Notes (the “Underwriting Agreement”); and (v) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers and the Covered Parties and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers and the Covered Parties. We relied upon statements and representations of officers and other representatives of the Registrants and others as to factual matters.

We have also assumed that:

(i) the Registration Statement will be effective and will comply with all applicable laws at the time the Notes are offered or issued as contemplated by the Registration Statement;

(ii) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement;

(iii) the Notes will be issued and sold in the form and containing the terms set forth in the Registration Statement and the Indenture;

(iv) the Notes offered, as they will be executed and delivered, as well as the terms of the Indenture, do not result in a default under or breach of any agreement or instrument binding upon the Registrants;

(v) the Registrants will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Notes being offered;

(vi) the Notes offered, as they will be executed and delivered, as well as the terms of the Indenture, comply with all requirements and restrictions, if any, applicable to the Registrants, whether imposed by any court or governmental or regulatory body having jurisdiction over the Registrants;

CDW LLC

CDW Finance Corporation

July 31, 2014

(vii) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the Registrants and the other parties thereto;

(viii) at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the Trustee; and

(ix) the Trustee will have been qualified under the Trust Indenture Act as of 1939, as amended.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations; or (iv) public policy considerations that may limit the rights of parties to obtain certain remedies. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of any so-called “fraudulent conveyance or fraudulent transfer savings clause” (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the assumptions, exclusions, qualifications and limitations and the further limitations set forth below, we are of the opinion that: (i) when, as and if (a) the Notes and the Indenture have been duly authorized and duly approved by the Issuers, in accordance with applicable law, (b) the Indenture has been duly executed by the parties thereto, (c) the appropriate corporate or limited liability company actions have been taken by the Issuers to authorize the form, terms, execution and delivery of such Notes and (d) the Notes have been executed, authenticated and delivered in accordance with the Indenture against payment therefor, such Notes will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms; and (ii) when, as and if (a) the Guarantees and the Indenture have been duly authorized and duly approved by the Guarantors, in accordance with applicable law, (b) the Indenture has been duly executed by the parties thereto, (c) the appropriate corporate or limited liability company action has been taken by the Guarantors to authorize the form, terms, execution and delivery of such Guarantees, (d) the Guarantees have been duly executed, authenticated and delivered in accordance with the Indenture against payment therefor and (e) the Notes underlying such Guarantees have been duly executed, authenticated and delivered, such Guarantees will constitute the valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

CDW LLC

CDW Finance Corporation

July 31, 2014

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement filed pursuant to Rule 462(b) of the General Rules and Regulations promulgated under the Act with respect to the registration of additional Notes for sale in any offering contemplated by the Registration Statement and shall cover such additional Notes.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Illinois, the Limited Liability Company Act of the State of Illinois and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that its Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Foley & Lardner LLP with respect to the Wisconsin Registrant that such Guarantees do not conflict with, or require consents under, the corporate laws of Wisconsin. We are not licensed to practice in Wisconsin, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States or laws of the States of New York, Illinois or Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

CDW LLC

CDW Finance Corporation

July 31, 2014

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP